                       EXECUTIVE SALARY CONTINUATION AGREEMENT
                                COAST COMMERCIAL BANK


This Agreement, made and entered into this nineteenth day of September, 1992, by and between Coast Commercial Bank, a corporation organized and existing under the laws of the State of California (hereinafter called the Corporation), and David V. Heald (hereinafter called the Executive).

WITNESSETH:

WHEREAS, the Executive is in the employ of the Corporation serving as its Executive Vice President;

WHEREAS, the experience of the Executive, his knowledge of the affairs of the Corporation, his reputation and contacts in the industry are so valuable that assurance of his continued service is essential for the future growth of the Corporation to arrange terms of continued employment for the Executive so as to reasonably assure his remaining in the Corporation's employment during his lifetime or until the age of retirement; and

WHEREAS, it is the desire of the Corporation that his services be retained as herein provided; and

WHEREAS, the Executive is willing to continue in the employ of the Corporation provided the Corporation agrees to pay him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the services to be performed in the future as well as the mutual promises and covenants herein contained, it is agreed as follows:

                                      ARTICLE 1

1.1) Beneficiary - The term Beneficiary shall mean the person or persons whom the Executive shall designate in writing to receive the benefits provided hereunder.

1.2) Disability - The term Disability shall mean an inability to substantially perform the usual and regular duties performed by the Executive as an employee of the Corporation. Such disability may be caused by either illness or injury and includes mental disabilities. For purposes of this Agreement the determination of the Executive's disability shall be made solely by the Board of Directors of the Corporation without participation by the alleged disabled Executive. Such a determination by the Board of Directors shall be final and conclusive on all parties hereto.

1.3) Named Fiduciary and Plan Administrator - The Named Fiduciary and Plan Administrator of this plan shall be the Corporation.

                                      ARTICLE 2

2.1) Employment - The Corporation agrees to employ the Executive in such capacity as the Corporation may from time to time determine. The Executive will continue in the employ of the Corporation in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Corporation.

2.2) Full Efforts - The Executive agrees to devote his full time and attention exclusively to the business and affairs of the Corporation, except during vacation periods, and to use his best efforts to furnish faithful and satisfactory services to the Corporation.

2.3) Fringe Benefit - The salary continuation benefits provided by this Agreement are granted by the Corporation as a fringe benefit to the Executive and are not part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

                                      ARTICLE 3

3.1) Retirement - If the Executive shall continue in the employment of the Corporation until he attains the age of sixty-five (65), he may retire from active daily employment as of the first day of the month next following attainment of age sixty-five (65) or upon such later date as may be mutually agreed upon by the Executive and the Corporation. The Executive will be allowed the option of early retirement on or after attaining the age of fifty-five (55).

3.2) Payment - The Corporation agrees that upon such retirement it will pay to the Executive the annual sum of Fifty Thousand Dollars ($50,000), per annum, payable monthly on the first day of each month following such retirement for a period fifteen (15) years or one hundred and eighty (180) months; subject to the conditions and limitations hereinafter set forth. The Fifty Thousand Dollars ($50,000.00) annual payment amount may be adjusted as of the first year in which it is to be paid to reflect changes in the federally determined cost-of-living index. However, the Corporation is not obligated hereunder to make any such adjustment.

If the Executive elects an early retirement after fifty-five (55) and prior to age sixty-five (65), the payment shall be reduced by two percent (2%) per year for each year such retirement precedes his attaining age sixty-five (65) and payments shall be limited to the vested portion of the Exhibit "A" benefit.

3.3) Death After Retirement - The Corporation agrees that if the Executive shall so retire, but shall die before receiving the fully amount of payments to which he is entitled hereunder, it will continue to make such payments to the Executive's designated Beneficiary on a monthly basis, for the remaining period. If a valid Beneficiary Designation is not in effect, the payments shall be made to the Executive's surviving spouse, or if none, said payments shall be made to the duly qualified personal representative, executor or administrator of his estate.

                                      ARTICLE 4

4.1) Death Prior to Retirement - In the event the Executive should die while actively employed by the Corporation at any time after the date of this Agreement but prior to this attaining the age of sixty-five (65) years, the Corporation will pay the annual sum of Fifty Thousand Dollars ($50,000.00) per year, to the Executive's designated Beneficiary in equal monthly installments for a period of one hundred eighty (180) months. If a valued Beneficiary Designation is not in effect, the payments shall be made to the Executive's surviving spouse or, if none, said payments shall be made to the duly qualified personal representative, executor or administrator of his estate. The said monthly payments shall begin the first day of the month following the month of the decease of the Executive. Provided, however, that anything hereinabove to the contrary notwithstanding, no death benefit shall be payable hereunder if it is determined that the Executive's death was caused by suicide on or before November 1, 1992.

4.2) Disability Prior to Retirement - In the event the Executive should become disabled while actively employed by the Corporation at any time after the date of this Agreement but prior to his attaining the age of sixty-five (65) years, the Executive will be considered to be one hundred percent (100%) vested in the amount set forth in Schedule A attached hereto and made a part hereof. The Executive may elect said amount to be paid to the Executive in a lump sum within three (3) months of the determination of disability. Said payment shall be in lieu of any other retirement or death benefit under this Agreement. If Executive does not elect for a lump sum payment, the Corporation agrees that payout shall commence within three (3) months of the determination of disability in the same manner as if it were a retirement benefit under Article 3.

                                      ARTICLE 5

5.1) Termination of Employment - The Corporation reserves the right to terminate the employment of the Executive at any time prior to retirement. In the event that the employment of the Executive shall terminate prior to this attaining age sixty-five (65), other than by reason of his disability or his death or by the Executive electing to take an early retirement upon or after attaining age fifty five (55), then this Agreement shall terminate upon the date of such termination of employment.

(01) Upon execution of this agreement the Executive will be considered to be vested in thirty percent (30%) of the amount set out in Schedule A attached hereto and made a part hereof and shall become vested in an additional ten percent (10%) of said amount for each succeeding year thereafter until he becomes one hundred percent (100%) vested. If the Executive's employment is terminated under the provisions of this Section 5.1., the Corporation will pay the Executive's vested amount upon such terms and conditions and commencing no later than age sixty-five (65). The Executive may elect an early retirement payout pursuant to the provisions of Article 3.2.

(02) Anything hereinabove to the contrary notwithstanding, if the Executive is not fully vested in the amount set forth in Schedule A, he will become fully vested in said amount in the event of a transfer in the controlling ownership or sale of the Corporation or its parent corporation and shall be entitled to the full amount set forth in Schedule A, upon the terms and conditions hereof, if termination of employment thereafter occurs under this Section 5.1.

                                      ARTICLE 6

6.1) Termination of Agreement by Reason of Changes in Law - The Corporation is entering into this Agreement upon the assumption that certain existing tax laws will continue in effect in substantially their current form. In the event of any changes in such federal laws the Corporation shall have an option to terminate or modify this Agreement. Provided, however, that the Executive shall be entitled to at least the same amount as he would have been entitled to under
Section 4.2 relating to disability. The payment of said amount shall be made upon such terms and conditions and at such time as the Corporation shall determine, but in no event commencing later than age sixty-five (65).

                                      ARTICLE 7

7.1) Nonassignable - Neither the Executive, his spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owned by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

                                      ARTICLE 8

8.1) Claims Procedure - The Corporation shall make all determinations as to rights to benefits under this Agreement. Any decision by the Corporation denying a claim by the Executive or his beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed to the Executive or such beneficiary. Such decision shall set forth the specific reasons for the denial, written to the best of the Corporation's ability in a manner calculated to be understood without legal or actuarial counsel. In addition, the Corporation shall provide a reasonable opportunity to the Executive or such beneficiary for full and fair review of the decision denying such claim.

                                      ARTICLE 9

9.1) Unsecured General Creditor - The Executive and his beneficiary shall have no legal right or equitable, right, interests, or claims in or to any property or assets of the Corporation. No assets of the Corporation shall be held under any trust for the benefit of the Executive or his beneficiaries or held in any way as security for the fulfilling of the obligations of the Corporation under this plan. All of the Corporation's assets shall be and remain the general, unpledged, unrestricted assets of the Corporation. The Corporation's obligation under this plan shall be that of an unfunded and unsecured promise by the Corporation to pay money in the future. Executives and their beneficiaries shall be unsecured general creditors with respect to any benefits hereunder.

                                      ARTICLE 10

10.1) Reorganization - The Corporation shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term

"Corporation" as used in this Agreement shall be deemed to refer to such successor or survivor corporation.

                                      ARTICLE 11

11.1) Benefits and Burdens - This Agreement shall be binding upon and insure to the benefit of the Executive and his personal representatives, and the Corporation and my successor organization which shall succeed to substantially all of its assets and business.

                                      ARTICLE 12

12.1) Not a contract of Employment - This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Executive to terminate his employment.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its proper officer and the Executive has hereunto set his hand at Santa Cruz, California the day and year first above written.

By:          /s/
   ---------------------------
Its:         Secretary
    ---------------------------
EXECUTIVE:

            /s/
-----------------------------

                                      SCHEDULE A
                       EXECUTIVE SALARY CONTINUATION AGREEMENT


    Plan Year                                 Amount in Which Vesting Occurs

    1992                                                   30%
    1993                                                   10%
    1994                                                   10%
    1995                                                   10%
    1996                                                   10%
    1997                                                   10%
    1998                                                   10%
    1999                                                   10%